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                                                                   Exhibit 4.3


        SIGMATRON INTERNATIONAL, Inc. 1997 DIRECTORS' STOCK OPTION PLAN,
                              as amended May 1998


1.       PURPOSE:

     This Stock Option Plan ("the Plan") is intended to encourage stock ownership by Directors of SigmaTron International, Inc., a Delaware corporation (the "Company") so that they may acquire or increase their proprietary interest in the success of the Company, and to encourage them to remain as Directors of the Company.

2.       ELIGIBILITY:

     The persons who shall be eligible to receive Options shall be Directors of the Company (the "Eligible Directors") who are not full-time employees of or consultants to the Company.

3.       STOCK:

     Subject to the provisions of Section 9 (relating to the adjustment upon changes in stock), there will be reserved for issuance upon the exercise of Options to be granted from time to time under the Plan an aggregate of 105,000 shares of Common Stock, no par value, of the Company. In the event that any outstanding Option under the Plan for any reason expires or is canceled or terminated, the shares of stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

4.       ADMINISTRATION:

         This Plan shall be administered by the Compensation Committee (the "Committee"), comprised solely of Non-Employee Directors as defined by Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 ("1934 Act"). The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

5.       TERMS AND CONDITIONS OF OPTIONS:

     Stock Options granted pursuant to the plan shall be evidenced by agreements in such form as the Committee shall from time to time recommend and the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

     (a) On each of the regular annual shareholders meetings for each of the years, 1997, 1998, and 1999 (each such date is hereafter the "Date of Grant"), each Eligible Director ("Grantee") shall receive an Option for 5,000 shares.

     (b) Each Option shall state the Option price which shall be 100% of the fair market value of the shares of Common Stock of the Company on the applicable Date of Grant. The fair market value for purposes of this paragraph 5(b) is defined as the last sales price on the day preceding the Date of Grant.

     (c) The Option price shall be paid in cash or by check upon the exercise of the Option, or in lieu thereof an Option holder may make payment in whole or in part by tendering to the Company shares of Common Stock of the Company valued at fair market value on such date of exercise. For purposes of this paragraph 5(c), fair market value is defined as the last sales price on the day preceding the exercise of the Option. Any Common Stock so tendered must be held by the Option holder for a period of at least six months prior to the tender. In addition, such exercise may include a cashless exercise if the options are tendered to a Broker in exchange for the number of shares equal to the aggregate difference between the strike price and the market price of the options so tendered.


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     (d) No stock acquired under this Plan may be disposed of within six months from the Date of Grant. If such stock were disposed of within six months of the Date of Grant, such disposition would not be exempt from the short swing profit rules of Section 16(b) of the Exchange Act.

     (e) The term of any Option shall be ten (10) years from the date it was granted.

     (f) In no event shall any Option be exercisable prior to the approval of this Plan by the holders of a majority of the shares of the Company's Common Stock present, or represented and entitled to vote, at its next annual shareholders' meeting duly held in accordance with the applicable laws of the State of Delaware.

     (g) Subject to the approval of the Board of Directors, the Committee shall have and retain the authority and discretion to permit this Option to be transferable as permitted under 17 C.F.R.ss.240.16b-3 and -5 as long as such transfers are made to one or more of the following: family members, including children of the Grantee, the spouse of the Grantee, or grandchildren of the Grantee, trusts for such family members or charities ("Transferees"), provided that such transfer is a bona fide gift and accordingly, the Grantee receives no consideration for the transfer, and that the Options transferred continue to be subject to the same terms and conditions that were applicable to the Options immediately prior to the transfer. Options are also subject to transfer by will or the laws of descent and distribution. Options shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise. A Transferee may not subsequently transfer this Option. The designation of a beneficiary shall not constitute a transfer.

     (h) An Option shall terminate and shall not be exercisable if the person to whom it is granted ceases to be a Director of the Company, except that, subject to the limitation hereafter stated in this paragraph 5(h): (i) if his directorship is terminated by any reason other than his death or on account of any act of (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, he, or his successors or assigns, may at any time within three months after termination of his directorship exercise his Option but only to the extent that it was exercisable by him on the date of termination of his office, and (ii) if he dies while a Director of the Company, or within three months after termination of his office, his Option may be exercised by his successors or assigns at any time within 18 months following his death, but only to the extent that such Option was exercisable by him on the date of termination of his office. The limitation mentioned above is that an Option may not be exercised to any extent by anyone after the expiration of its term. Anything in this paragraph 5(h) to the contrary notwithstanding, an Option shall not terminate solely by reason of the fact that the person to whom it is granted ceases to be a Director of the Company if such person shall become or remain an officer of the Company as provided in the By-laws simultaneously with his ceasing to be a Director; and in such event the subsequent ceasing of such person to be an officer of the Company at a time when such person is not a Director of the Company shall have the same effect as if such person were then to have ceased to be a Director of the Company. The Company assumes no responsibility and is under no obligation to notify a Transferee of early termination of an Option on account of a Director's termination of office.

     (i) Neither a person to whom an Option is granted, nor his Transferee, legal representative, heir, legatee, or distributee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until he has received a certificate or certificates therefor. Under no circumstances shall any certificate be issued within six months of the Date of Grant. Except as provided in Section 9 hereof, no adjustments will be made for dividends, whether ordinary or extraordinary, whether in cash, securities, or other property, for distributions for which the record date is prior to the date on which the Option is exercised.

     (j) The minimum number of shares with respect to which an Option may be exercised in part at any time is 100.


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6.       RESTRICTIONS ON SHARES:

     Prior to the issuance or delivery of any shares of the common stock under the Plan, the person exercising the Option may be required to:

     (a) represent and warrant that the shares of the common stock to be acquired upon exercise of the Option are being acquired for investment for the account of such person and not with a view to resale or other distribution thereof;

     (b) represent and warrant that such person will not, directly or indirectly, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such shares unless the transfer, sale, assignment, pledge, hypothecation or other disposition of the shares is pursuant to effective registrations under the 1933 Act and any applicable state or foreign securities laws or pursuant to appropriate exemptions from any such registrations; and

     (c) execute such further documents as may be reasonably required by the Committee upon exercise of the Option or any part thereof, including but not limited any stock restriction agreement that the Committee may choose to require.

     The certificate or certificates representing the shares of the common stock to be issued or delivered upon exercise of an Option may bear a legend evidencing the foregoing and other legends required by any applicable securities laws. Furthermore, nothing herein or any Option granted hereunder will require the Company to issue any stock upon exercise of any Option if the issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, the Illinois securities laws, or any other applicable rule or regulation then in effect and the Company shall have no liability for failure to issue shares upon any exercise of Options because of a delay pending the meeting of any such requirements.

7.       USE OF PROCEEDS FROM STOCK:

     Cash proceeds from the sale of stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

8.       NO IMPLIED COVENANTS:

     Neither this Plan nor any action taken hereunder shall be construed as giving any Director any right to be retained in office.

9.       ADJUSTMENT UPON CHANGES IN STOCK:

     If any change is made in the stock subject to the Plan, or subject to any Option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise) appropriate adjustments shall be made by the Board of Directors as to the kind and maximum number of shares subject to the Plan, and the kind and number of shares and price per share of stock subject to outstanding Options.

10.      Amendment of the Plan:

     The Board of Directors at any time, and from time to time, may amend the Plan, subject to the limitation, however, that, except as provided in Section 9 (relating to adjustments upon changes in stock), no amendment shall be made, except upon approval by vote of a majority of the outstanding shares of the Company, which will:

         (a) Increase the number of shares reserved for Options under the Plan; or

         (b) Reduce the Option price below 100% of fair market value at the time an Option is granted; or

         (c) Change the requirements for eligibility for participation under the Plan;



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and provided further that the Plan shall not be amended more than once every six months, other than to comport with changes in applicable law.

11.      TERMINATION OR SUSPENSION OF THE PLAN:

     The Board of Directors at any time may suspend or terminate the Plan. Unless previously terminated by the Board, this Plan shall terminate on and no further Options will be granted after the tenth (10th) anniversary of the Effective Date of the Plan, as described in Section 12 hereof.

     Rights and obligations under any Option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except by consent of the person to whom the Option was granted.

12.      EFFECTIVE DATE:

     This Plan shall become effective on the date it is adopted by the Company's board of directors, provided that the shareholders approve the Plan within twelve months thereafter.

13.      MODIFICATION, EXTENSION AND RENEWAL:

     Subject to the conditions of, and within the limitations prescribed in,
Section 10, hereof, the Committee may cancel, modify, extend or renew outstanding Options. Notwithstanding the foregoing, no modification will, without the prior written consent of the Grantee, alter, impair or waive any rights or obligations associated with any Option earlier granted under the Plan. Further, but subject to Section 9, the Committee may not change the number of shares of the Company's common stock issuable under the Plan or the class of employees who are eligible to participate in the Plan.

14.      COMPLIANCE WITH OTHER LAWS AND REGULATIONS:

     The Plan, the Options granted hereunder and the obligation of the Company to sell and deliver stock under such Options, will be subject to all applicable federal and state laws, rules, regulations and to such approvals by any government or regulatory authority or investigative agency as may be required.

15.      CORPORATE REORGANIZATIONS:

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to Options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding, by another corporation or person, the Plan will terminate and all Options will lapse. The result described above will not occur if provision is made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of Options earlier granted, or the substitution for such Options of options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and Options theretofore granted will continue in the manner and under the terms so provided.

16.      FINANCIAL ASSISTANCE:

     The Company may assist any Grantee in the payment of the purchase price payable on exercise of an Option, by lending the amount of such purchase price to such Grantee on such terms and at such rates of interest and upon such security (or unsecured) as is authorized by the Board.

17.      GOVERNING LAW:

     All questions arising with respect to the provisions of the Plan will be determined by application of the Code and the laws of the state of Delaware except to the extent that Delaware laws are preempted by any federal law.


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